                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

                                      LOGO
                     OF COUNTRYWIDE CREDIT INDUSTRIES, INC.

                             155 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101

                                                                    June 2, 1995

Dear Stockholder:

  On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. The meeting will be held on July 12, 1995 at 10:00 a.m. at the Pasadena Hilton, 150 South Los Robles Avenue, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

  It is important that you sign, date and return your proxy as soon as possible, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now will assure that your vote is counted if you are unable to attend. Your vote, regardless of the number of shares you own, is important.

  On behalf of the Board of Directors, I thank you for your cooperation.

                                          Sincerely,

                                          /s/ DAVID S. LOEB
                                          David S. Loeb
                                          Chairman of the Board

                                      LOGO
                     OF COUNTRYWIDE CREDIT INDUSTRIES, INC.

                             155 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 12, 1995

                               ----------------

To the Stockholders:

  The Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. (the "Company") will be held at the Pasadena Hilton, 150 South Los Robles Avenue, Pasadena, California on July 12, 1995 at 10:00 a.m., Los Angeles time, and at any adjournment thereof, for the following purposes:

    1. To elect two directors to serve on the Board of Directors for a term expiring at the 1998 Annual Meeting.

    2. To amend the Company's Stock Option Financing Plan.

    3. To ratify the selection by the Board of Directors of Grant Thornton as independent certified public accountants of the Company for the fiscal year ending February 29, 1996.

    4. To transact such other business as may properly come before the meeting and any adjournment thereof.

  Only stockholders of record at the close of business on May 15, 1995 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                                  /s/ SANDOR E. SAMUELS

                                                    Sandor E. Samuels
                                                        Secretary

Dated: June 2, 1995

  YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION. PLEASE MAIL YOUR PROXY TODAY.

                                      LOGO
                     OF COUNTRYWIDE CREDIT INDUSTRIES, INC.

                             155 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101


                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 July 12, 1995

                                    GENERAL

  This proxy statement is furnished to stockholders of Countrywide Credit Industries, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be voted at the 1995 Annual Meeting of Stockholders to be held at the Pasadena Hilton, 150 South Los Robles Avenue, Pasadena, California on July 12, 1995 at 10:00 a.m. and at any adjournment thereof (the "Meeting"). The Company expects to mail its proxy soliciting materials for the Meeting on or about June 9, 1995.

  The accompanying proxy may be revoked by a stockholder at any time before it is voted, either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the Meeting and voting in person. All shares represented by each properly signed and returned proxy card in the accompanying form, unless revoked, will be voted at the Meeting in accordance with the stockholder's instructions indicated on the proxy card. If no instructions are marked on the proxy card, the shares will be voted in favor of the proposals described in this proxy statement.

  The only outstanding voting securities of the Company are shares of its Common Stock, par value $.05 per share ("Common Stock"). Each stockholder of record at the close of business on May 15, 1995 is entitled to notice of and to vote at the Meeting and at any adjournment or adjournments thereof. On that date, there were 91,526,270 shares of Common Stock outstanding, with each share entitled to one vote. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Meeting. The inspectors of election appointed for the meeting will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

  The Company will pay the cost of the solicitation of proxies, including preparing and mailing this Notice of Annual Meeting, proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and regular employees of the Company may solicit proxies by telephone, telegraph or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $8,500, plus reimbursement of expenses.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen. The Company currently has six directors. Directors serve three-year terms which are staggered to provide for the election of approximately one-third of the Board each year. The terms of Robert J. Donato and Harley W. Snyder expire at the Meeting, and each of them has been nominated for election as a director for a new term which will expire at the 1998 annual meeting.

  In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy card to vote for the nominees listed below. In the event that any nominee becomes unavailable for any reason, which the Board does not anticipate, the proxies will be voted for the election of the person, if any, who is designated by the Board to replace the nominee.

  The following table contains information regarding the nominees and the other incumbent directors.

                                                                         DIRECTOR
      NAME                       OCCUPATION                    AGE        SINCE
      ----                       ----------                    ---       --------

              NOMINEES FOR ELECTION AS DIRECTORS--TERM EXPIRING 1998 (CLASS II)
Robert J. Donato     Executive Vice President,                  55         1993
                      PaineWebber Incorporated;
                      New York, NY
Harley W. Snyder     Chief Executive Officer,                   62         1991
                      Harley Snyder Companies;
                      Valparaiso, IN

              INCUMBENT DIRECTORS--TERM EXPIRING 1996 (CLASS III)
David S. Loeb        Chairman of the Board and                  71         1969
                      President of the Company
Angelo R. Mozilo     Vice Chairman of the Board                 56         1969
                      and Executive Vice
                      President of the Company

              INCUMBENT DIRECTORS--TERM EXPIRING 1997 (CLASS I)
Ben M. Enis          Professor of Marketing,                    53         1984
                      University of Southern
                      California, Los Angeles, CA
Edwin Heller         Attorney, Partner, Fried,                  65         1993
                      Frank, Harris, Shriver & Jacobson;
                      New York, NY

  David S. Loeb is co-founder of the Company and has been Chairman of the Board and President of the Company since its formation in March 1969. Mr. Loeb has been Chairman of the Board of Directors and Chief Executive Officer of CWM Mortgage Holdings, Inc. ("CWM"), formerly known as Countrywide Mortgage Investments, Inc., a publicly-held real estate investment trust managed by the Company, since its inception in September 1985.

  Angelo R. Mozilo is co-founder of the Company and has been Vice Chairman of the Board and Executive Vice President of the Company since its formation in March 1969. Mr. Mozilo has been President of CWM since its inception in September 1985 and a director since October 31, 1985.

  Robert J. Donato is the Executive Vice President, Director of Regional Institutional Sales for PaineWebber Incorporated. Mr. Donato has been employed by PaineWebber Incorporated for more than five years. He is a former director of CWM.

  Ben M. Enis has been a Professor of Marketing, University of Southern California, Los Angeles, California since 1982.

  Edwin Heller is an attorney and a partner in the law firm of Fried, Frank, Harris, Shriver & Jacobson.

  Harley W. Snyder is President of the following companies: HSC, Inc., a real estate and development company; Harley Snyder Co., Inc.--Construction and S-W Corporation, and Vice President of Harley Snyder Co., Inc. He is a director of Bank One, Merrillville, NA and serves on the Board of Trustees of both Porter Memorial Hospital and Valparaiso University. Mr. Snyder was President of the National Association of Realtors in 1983 and has served as a director of that group since 1972. He is a former director of CWM.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES.

BOARD AND COMMITTEE MEETINGS

  During the fiscal year ended February 28, 1995 ("fiscal 1995"), the Board held eight meetings. The Board maintains Audit, Nominating, Compensation and Strategic Planning Committees. The committees' specific responsibilities are summarized below. Each Board member attended 75% or more of the meetings of the Board and the committees on which he served that were held during the fiscal year ended February 28, 1995.

    1. The Audit Committee consults with and reviews the reports and recommendations of the Company's independent certified public accountants and reports thereon to the Board, meets with the Company's internal auditors to review policy and procedural matters and meets with management on financial matters. Messrs. Donato (chairman), Enis and Snyder are members of this committee which met three times during the fiscal year ended February 28, 1995.

    2. The Nominating Committee considers nominees for directors suggested by stockholders. Stockholders wishing to nominate directors must comply with
  Section 12 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder nominations and sets forth certain timing requirements with respect thereto. Messrs. Enis (chairman) and Heller are members of this committee which did not meet during the fiscal year ended February 28, 1995.

    3. The Compensation Committee determines matters relating to compensation of the Chairman of the Board and President and the Vice Chairman of the Board and Executive Vice President of the Company (Messrs. Loeb and Mozilo) as well as the five highest compensated executive officers and administers each of the Company's stock option plans. Messrs. Snyder (chairman), Donato and Enis are members of this committee. The Compensation Committee met five times during the fiscal year ended February 28, 1995.

    4. The Strategic Planning Committee examines the Company's role in both the industries in which it operates and the general marketplace as well as other issues relating to the Company's operations and governance. Messrs. Heller (chairman), Donato and Enis are members of this committee which held two meetings during the fiscal year ended February 28, 1995.

COMPENSATION OF DIRECTORS

  Each director of the Company who is not an employee of the Company receives an annual fee for serving on the Board and any of its committees and is entitled to reimbursement for his expenses incurred in attending meetings of the Board and its committees. Directors who are Company employees are not paid any fees as such for serving on the Board and its committees. During the fiscal year ended February 28, 1995, the annual fee was $38,500, and, in addition, the chairman of each committee that met during the fiscal year received an additional $2,000 per committee. Each director of the Company who is not an employee is entitled to receive a non-discretionary stock option grant each year. The number of shares subject to the option is determined pursuant to a formula based on earnings per share contained in the applicable stock option plan. On June 1, 1994, each director except Mr. Heller received a stock option grant of 9,572 shares at an exercise price of $16.81. In accordance with a policy of his law firm as of that date, Mr. Heller elected not to receive an option grant for that year. These options become exercisable one year after the grant date.

  The Company maintains a plan whereby each director who is not an employee can elect to defer all or a part of his director's fees until a predetermined date, with the Company agreeing to credit interest on the amount deferred. Messrs. Donato and Snyder deferred fees during the year ended February 28, 1995. The interest rate credited to fees which are deferred under the plan is a rate equal to either (i) the Moody's Seasoned Corporate Bond Index or (ii) the Company's after-tax return on weighted average equity based on the most recently published earnings for a four fiscal quarter period (but limited to a minimum of 50% and a maximum of 150% of the Moody's Seasoned Corporate Bond Index).

DIRECTOR EMERITUS

  The Company maintains the position of Director Emeritus for non-employee directors of the Company who have retired from the Board after having attained the age of 65 (age 63 for directors serving on the Board on February 11, 1987). Individuals who accept appointment to the position of Director Emeritus are required to agree to provide advisory and consulting services on certain business matters concerning the Company and its subsidiaries as the Board may determine and to attend meetings as requested by the Board at mutually convenient times. Such individuals are also required to agree to refrain from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries. Each such individual receives compensation paid on a monthly basis based on the number of years of service as a director and the amount of director's fees paid to him during the last month of service as a director prior to his retirement in accordance with the following schedule:

                                                                 MONTHLY
           YEARS OF SERVICE                                   COMPENSATION
           ----------------                                   ------------
                5 years                                    45% of last month's
                                                           director's fees
               10 years                                    70% of last month's
                                                           director's fees
               15 years                                    95% of last month's
                                                           director's fees

  The term of the Director Emeritus position is for the life of the individual. In the event the individual dies while serving the Company prior to receiving five full years of compensation as a Director Emeritus, a death benefit is payable in a lump sum to his estate in the maximum amount of one year's compensation for serving as a Director Emeritus. The Company currently has three individuals in the position of Director Emeritus: Nathan Supak who retired in April 1987 and is paid $2,533 per month, Victor R. Witt who retired in August 1993 and is paid $3,048 per month, and Jack L. Bruckner who retired in July 1994 and is paid $2,246 per month.

                               EXECUTIVE OFFICERS

  The executive officers of the Company selected at the annual organizational meeting of the Board of Directors held July 13, 1994 to serve at the pleasure of the Board of Directors or subsequently appointed are as follows:

                                                                         EMPLOYED
      NAME          AGE                      OFFICE                       SINCE
      ----          ---                      ------                      --------
David S. Loeb       71  Chairman of the Board of Directors and President   1969
Angelo R. Mozilo    56  Vice Chairman of the Board of Directors and
                        Executive Vice President                           1969
Stanford L. Kurland 42  Senior Managing Director and Chief Operating
                        Officer                                            1979
Kevin W.  Bartlett  37  Managing Director--Secondary Markets               1986
Thomas H. Boone     40  Managing Director--Loan Administration             1984
Jeffery F. Butler   53  Managing Director--Chief Information Officer       1985
Carlos M. Garcia    39  Managing Director--Finance, Chief Financial
                        Officer and Chief Accounting Officer               1984
Marshall M. Gates   43  Managing Director--Production Operations           1988
Sidney Lenz         53  Managing Director                                  1974
David Sambol        35  Managing Director--Capital Markets                 1985
Sandor E. Samuels   42  Managing Director--Legal, General Counsel and
                        Secretary                                          1990
Gail Thakarar       51  Managing Director--Human Resources                 1993

  David S. Loeb is co-founder of the Company and has been President and Chairman of the Board of Directors of the Company since its formation in March 1969. Mr. Loeb has been Chairman of the Board of Directors and Chief Executive Officer of CWM since its inception in September 1985.

  Angelo R. Mozilo is co-founder of the Company and has been Executive Vice President and Vice Chairman of the Board of the Company since its formation in March 1969. Mr. Mozilo has been President of CWM since its inception in September 1985 and a director since October 31, 1985.

  Stanford L. Kurland joined the Company as a Senior Vice President in 1979. He became Chief Financial Officer in 1983 and Managing Director in 1988. He was Senior Managing Director, Chief Financial Officer and Chief Operating Officer from 1989 until March 1995 when he became Senior Managing Director and Chief Operating Officer.

  Kevin W. Bartlett joined the Company in 1986. He became Vice President, Capital Markets in 1988, Senior Vice President, Capital Markets in 1990 and Managing Director--Capital Markets in May 1991. His title was changed to Managing Director--Secondary Markets in July 1994.

  Thomas H. Boone joined the Company as a Vice President in 1984 and became a Managing Director in 1988.

  Jeffery F. Butler joined the Company in 1985. He became the Chief Information Officer in 1989 and Managing Director--Chief Information Officer in May 1991.

  Carlos M. Garcia joined the Company as Vice President, Finance and Chief Accounting Officer in 1984. He became Senior Vice President in 1986 and Managing Director--Chief Accounting Officer in 1990. He became Managing Director--Finance, Chief Financial Officer and Chief Accounting Officer in March 1995.

  Marshall M. Gates joined the Company in 1988. He served as an officer of the Company's insurance subsidiary and in 1990 was appointed Managing Director-- Production Support and Administration. His title was changed to Managing Director--Production Operations in 1994.

  Sidney Lenz joined the Company in 1974 and became a Managing Director in March 1995. In 1994 she became president of the Company's subsidiaries engaged in the title agency business. She previously served as an executive vice president of the Company's mortgage banking subsidiary.

  David Sambol joined the Company in 1985 and became Managing Director--Capital Markets in July 1994. He also is the president of the Company's subsidiary engaged in brokering purchases and sales of mortgage loan servicing.

  Sandor E. Samuels joined the Company in 1990 as Senior Vice President, General Counsel and Secretary. He was appointed Managing Director--Legal, General Counsel and Secretary in May 1991. From June 1989 to April 1990 Mr. Samuels served as Senior Vice President and General Counsel of FIMSA, Inc.

  Gail Thakarar joined the Company in January 1993 as Senior Vice President and became Managing Director--Human Resources in November 1993. From 1989 to 1992 Ms. Thakarar was the Director of Human Resources for Transtechnology Corporation. Her prior experience included human resources management positions with Beverly Enterprises, Occidental Petroleum Corporation and General Electric Company.

                             PRINCIPAL STOCKHOLDERS

  The following table shows, with respect to each person or entity known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of April 14, 1995, (i) the number of shares of Common Stock so owned, and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of April 14, 1995).

            NAME AND
           ADDRESS OF
           BENEFICIAL                                        NUMBER OF PERCENT
              OWNER                                           SHARES   OF CLASS
           ----------                                        --------- --------
      Oppenheimer Group, Inc.(1)............................ 6,989,609   7.6%
      Oppenheimer Tower, World Financial Center
      New York, New York 10281
      Neuberger & Berman(2)................................. 6,484,848   7.1
      605 Third Avenue
      New York, New York 10158
      Tiger Management Corporation(3)....................... 6,147,067   6.7
      101 Park Avenue
      New York, New York 10178

- --------
(1) Based upon a Schedule 13G dated February 1, 1995 filed with the Securities and Exchange Commission.
(2) Based upon a Schedule 13G dated February 10, 1995 filed with the Securities and Exchange Commission.
(3) Based upon a Schedule 13G dated February 13, 1995 filed with the Securities and Exchange Commission.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following information sets forth the number of shares of the Company's Common Stock beneficially owned as of April 14, 1995 by each of the directors, including the nominees for election as directors; the Chairman of the Board and President; the four other most highly compensated executive officers; and all directors and executive officers as a group.

         NAME OR NUMBER OF        NUMBER OF                            PERCENT
         PERSONS IN GROUP        SHARES OWNED   OPTIONS(1)   TOTAL   OF CLASS(2)
         -----------------       ------------   ---------- --------- -----------
   David S. Loeb................  1,773,834       316,804  2,090,638    2.3 %
   Angelo R. Mozilo.............    449,349(3)    352,983    802,332     --
   Robert J. Donato.............     31,000        26,898     57,898     --
   Ben M. Enis..................     37,846        53,898     91,744     --
   Edwin Heller.................        397             0        397     --
   Harley W. Snyder.............     12,285        53,898     66,183     --
   Stanford L. Kurland..........    110,490       202,386    312,876     --
   David Sambol.................      4,419        41,243     45,662     --
   Carlos M. Garcia.............     64,322       156,523    202,845     --
   All directors and executive
    officers as a group
    (15 persons)................  2,672,539     1,523,071  4,195,610    4.6

- --------
(1) Represents shares subject to stock options that are exercisable on April 14, 1995 or become exercisable within 60 days of April 14, 1995.
(2) Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and shares deemed outstanding due to exercisable options.
(3) Includes 723 shares owned by Mr. Mozilo's spouse as to which Mr. Mozilo disclaims beneficial ownership.

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

  The following table sets forth the cash compensation paid by the Company and its subsidiaries to the Chairman of the Board and President and the four other most highly paid executive officers of the Company for all services in all capacities during the years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                COMPENSATION
                                                                ------------
                                           ANNUAL COMPENSATION     AWARDS
                            FISCAL YEAR    -------------------- ------------
   NAME AND PRINCIPAL          ENDED                            STOCK OPTION    ALL OTHER
        POSITION          FEBRUARY 28 (29)  SALARY     BONUS     SHARES(1)   COMPENSATION(2)
- ------------------------- ---------------- --------- ---------- ------------ ---------------
David S. Loeb                   1995       $ 878,000 $1,121,053   362,226       $327,896
Chairman of the Board and       1994         798,000  2,265,461   283,806         62,452
President                       1993         892,309  1,775,000   150,160        101,485

Angelo R. Mozilo                1995         873,000  1,121,053   362,226        140,524
Vice Chairman of the            1994         793,000  2,265,461   283,806         84,383
Board and Executive Vice        1993         720,371  1,780,000   150,159        209,660
President

Stanford L. Kurland             1995         475,000    400,000    77,000         75,576
Senior Managing Director        1994         450,000    530,000    60,000         25,847
and Chief Operating             1993         401,667    560,000    63,423         29,595
Officer

David Sambol                    1995         250,000    500,000    19,000         23,130
Managing Director--
Capital Markets

Carlos M. Garcia                1995         265,000    150,000    44,000         35,545
Managing Director--             1994         255,000    192,000    34,500         15,403
Finance, Chief Financial        1993         228,077    225,000    36,225         20,141
Officer and Chief
Accounting Officer

- --------
(1) The number of shares subject to stock option grants for fiscal years prior to 1995 has been adjusted for a 3 for 2 stock split in May 1994, a 3 for 2 stock split in July 1992 and a 5% stock dividend in April 1993, as applicable.
(2) Amounts shown for fiscal 1995 consist of the following: (i) Mr. Loeb:
    Company contribution to the Company's Tax Deferred Savings and Investment (401(k)) Plan--$4,620; Company contribution to deferred compensation account--$139,650; the portion of interest accrued on deferred compensation that exceeds 120% of the applicable federal rate--$27,213; life insurance premiums--$156,413; (ii) Mr. Mozilo: Company contribution to 401(k) Plan--$4,620; Company contribution to deferred compensation account--$118,950; the portion of interest accrued on deferred compensation that exceeds 120% of the applicable federal rate--$16,954;
    (iii) Mr. Kurland: Company contribution to 401(k) Plan--$4,620; Company contribution to deferred compensation account--$35,625; the portion of interest accrued on deferred compensation that exceeds 120% of the applicable federal rate--$9,185; life insurance premiums--$26,146; (iv) Mr. Sambol: Company contribution to 401(k) Plan--$4,620; Company contribution to deferred compensation account--$5,000; the portion of interest accrued on deferred compensation that exceeds 120% of the applicable federal rate--$777; life insurance premiums--$12,733; and (v) Mr. Garcia: Company contribution to 401(k) Plan--$4,620; Company contribution to deferred compensation account--$16,320; the portion of interest accrued on deferred compensation that exceeds 120% of the applicable federal rate--$2,717; life insurance premiums--$11,888.

  The following table sets forth information on the stock options granted to the named executive officers in the fiscal year ended February 28, 1995.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1995

                                                   INDIVIDUAL GRANTS
                         ----------------------------------------------------------------------
                           NUMBER OF
                          SECURITIES     % OF TOTAL
                          UNDERLYING   OPTIONS GRANTED   EXERCISE
                            OPTIONS     TO EMPLOYEES      PRICE     EXPIRATION    GRANT DATE
          NAME           GRANTED(#)(1) IN FISCAL YEAR  ($/SHARE)(2)    DATE    PRESENT VALUE(3)
          ----           ------------- --------------- ------------ ---------- ----------------
David S. Loeb...........    362,226         18.87%        $15.58     4/05/04      $2,626,139
Angelo R. Mozilo........    362,226         18.87          15.58     4/05/04       2,626,139
Stanford L. Kurland.....     77,000          4.01          16.81     7/12/04         611,380
David Sambol............     19,000          0.99          16.81     7/12/04         150,860
Carlos M. Garcia........     44,000          2.29          16.81     7/12/04         349,360

- --------
(1) Options become exercisable at the rate of 25 percent on the first, second, third and fourth anniversary of the grant date, except in the event of a "Change of Control" as defined in the relevant stock option plan. Upon a Change of Control, all options become immediately exercisable. The number of shares subject to the stock options granted has been adjusted for the 3 for 2 stock split in May 1994, as applicable.
(2) The exercise price is not less than the market value of the Common Stock on the date of grant. Options to Messrs. Loeb and Mozilo were granted on April 5, 1994, and options to Messrs. Kurland, Sambol, and Garcia were granted on July 12, 1994.
(3) The present value of the options as of the grant date was calculated using the Black-Scholes options pricing model which has been modified to consider estimated cash dividends to be paid. The assumptions used in the model were: expected volatility of 35%, risk-free rate of return equal to the ten year Treasury rate at the grant date, dividend yield of 2.0% and time to exercise of 10 years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

  The following table sets forth information on stock option exercises during the fiscal year and outstanding options and their value at February 28, 1995. Value is calculated as the difference between the fair market value of the Common Stock and the exercise price of the options at the exercise date or fiscal year end.

               OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                              OPTIONS AT          IN-THE-MONEY OPTIONS AT
                             SHARES                      FEBRUARY 28, 1995(#)       FEBRUARY 28, 1995($)
                            ACQUIRED        VALUE      ------------------------- --------------------------
          NAME           ON EXERCISE(#)  REALIZED($)   EXERCISABLE UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
          ----           -------------- -------------- ----------- ------------- ------------ -------------
David S. Loeb...........        0       $            0   113,122      654,798    $    131,339  $364,545.21
Angelo R. Mozilo........        0                    0   149,301      654,799      210,590.19   364,546.31
Stanford L. Kurland.....        0                    0   202,386      165,532    1,707,827.37    39,635.09
David Sambol............        0                    0    41,243       42,556      259,298.11    14,863.79
Carlos M. Garcia........        0                    0   156,523       93,898    1,538,903.53    19,821.74

DEFINED BENEFIT PENSION PLAN

  The following table illustrates annual pension benefits under the Company's Defined Benefit Pension Plan (the "Pension Plan") for participants retiring in 1995 at age 65 payable in the form of a life annuity under various levels of compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE
    FINAL AVERAGE                       ----------------------------------------
   COMPENSATION(1)                        10      15      20      25      30
   ---------------                      ------- ------- ------- ------- -------
    $ 125,000.........................  $17,920 $31,180 $39,430 $47,690 $ 55,950
      250,000.........................   33,000  57,090  72,420  87,740  103,060
      500,000.........................   33,000  57,090  72,420  87,740  103,060
      750,000.........................   33,000  57,090  72,420  87,740  103,060
     1,000,000........................   33,000  57,090  72,420  87,740  103,060

- --------
(1) As the result of an Internal Revenue Code limitation effective January 1, 1994, annual compensation in excess of $150,000 is not taken into account when calculating benefits under the Pension Plan.

  The compensation used for Pension Plan purposes is the amounts shown in the Salary column of the Summary Compensation Table, subject to the Internal Revenue Code limitation of $150,000. The following table sets forth the number of years of credited service of each executive officer listed in the executive compensation table.

                                                                       CREDITED
                                                                       YEARS OF
              NAME                                                     SERVICE
              ----                                                     --------
        David S. Loeb.................................................    26
        Angelo R. Mozilo..............................................    26
        Stanford L. Kurland...........................................    15
        David Sambol..................................................     9
        Carlos M. Garcia..............................................    10

  Benefits are 100% vested after five years of service. A participant shall be fully vested in his accrued normal retirement benefit regardless of his length of service if his employment is terminated by the Company other than for "Cause" within the two-year period following a "Change in Control" (as both items are defined in the Pension Plan).

  The Company adopted a Supplemental Executive Retirement Plan (the "SERP") effective in fiscal 1995 designed to provide executives with retirement income equal to 70% of their average annual salary determined by averaging the five highest salaried years out of the 10 years preceding retirement. Benefits under the SERP are reduced by benefits the participant receives from (i) the Pension Plan and (ii) the Company's contributions to the participant's deferred compensation account. The annual benefit under the SERP will be: Messrs. Mozilo and Sambol (assuming retirement at age 65) $53,015 and $159,899, respectively; Mr. Loeb (assuming retirement at age 80) $43,191; and no benefit will be paid to Messrs. Kurland and Garcia.

EMPLOYMENT AGREEMENTS

  Effective March 1, 1991, the Company entered into employment agreements with David S. Loeb, Chairman of the Board and President of the Company, and Angelo
R. Mozilo, Vice Chairman of the Board
and Executive Vice President of the Company (individually, an "Officer"), providing for certain compensation, death, disability and termination benefits, and retention of each individual's services for the period commencing March 1, 1991 and terminating on February 28, 1997.

  Mr. Loeb's agreement provides for a base annual salary of $878,000 for the fiscal year ended February 28, 1995, increasing by 10% annually to $1,063,000 for the fiscal year ending February 28, 1997. Mr. Mozilo's agreement provides for a base annual salary of $873,000 for the fiscal year ended February 28, 1995, increasing by 10% annually to $1,058,000 for the fiscal year ending February 28, 1997.

  The agreements were amended during the fiscal year ended February 28, 1993 to, among other things, give the Company the option to extend the agreements for an additional year at the same rate of increase of base salary.

  The agreements as amended provide for additional incentive compensation in each year during the term of the agreements beginning in the fiscal year ended February 28, 1994 in the form of an annual cash bonus pursuant to a formula that multiplies the prior year's bonus by the ratio of the current year's earnings per share over that of the previous year (the "performance ratio"). The agreements also provide for additional incentive compensation in the form of grants of stock options under the 1991 Stock Option Plan or any other stock option plans which may be or come into effect pursuant to a formula that multiplies the prior year's stock option grant by the performance ratio. See "Executive Compensation--Stock Option Grants in Fiscal Year 1995." The agreements provide that each Officer is also entitled to all rights and benefits for which he is otherwise eligible under any plans or benefits which the Company or its subsidiaries may provide for him or, provided he is eligible to participate therein, for senior officers or employees generally.

  The agreements provide that in the event of the disability of the Officer, he shall receive compensation in an annual amount equal to (i) 50% of his then current salary, minus (ii) the amount of any cash payments to him under the terms of the Company's disability insurance or other disability benefit plans and any compensation he may receive pursuant to any other employment. These payments shall be made until the earlier of the Officer's death, commencement of benefits under the Pension Plan or five years from the date of the disability. The Company is also required to afford each Officer during the disability period other employment benefits to which he otherwise would be entitled. In the event of the death of the Officer during the term of his agreement, the Company shall pay to his beneficiary an amount equal to the Officer's salary for 12 months following the date of death and shall provide to such beneficiary certain other rights or benefits to which the Officer would otherwise be entitled.

  If the Officer is terminated for "Cause" or resigns voluntarily, all of his rights under the agreement shall terminate. "Cause" is defined as (i) a material breach of the agreement by the Officer which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach, (ii) the Officer's conviction by a court of competent jurisdiction of a felony or (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing the Officer from office with the Company or its subsidiaries or permanently prohibiting him from participating in the conduct of the affairs of the Company and its subsidiaries.

  If (i) the Officer is terminated without Cause or (ii) the Officer terminates his employment because the Board elects a person other than the Officer to his current position without his consent or reorganizes management so as to require him to report to a person or persons other than the Board or otherwise in the Officer's judgment diminishes the Officer's status, title, position and responsibilities or (iii) the Officer terminates his employment for any reason within one year of a change in control as defined in the agreements, then the Company shall pay him three times the sum of his then-existing base salary and incentive compensation paid for the prior fiscal year. Under certain circumstances, this provision of each Officer's employment agreement may result in a payment being made which is not tax deductible by the Company as compensation pursuant to the Internal Revenue Code of 1986, as amended (the "Code").

CERTAIN TRANSACTIONS

  During fiscal 1995, the Company through its subsidiaries entered into various transactions with CWM. CWM incurred obligations to the Company for management fees during fiscal 1995 of $1.4 million. CWM has an option to purchase mortgage loans from the Company at the prevailing market price. During the year ended February 28, 1995, CWM purchased $80.4 million of mortgage loans pursuant to this option. Subsidiaries of CWM have entered into servicing agreements with the Company providing for the servicing of mortgage loans securing collateralized mortgage obligations. Servicing fees under these agreements were approximately $0.3 million for the year ended February 28, 1995. In addition, in connection with CWM's mortgage conduit operations, the Company sub-serviced loans for sub-servicing fees of $0.1 million during fiscal 1995 and purchased bulk servicing rights for loans with principal balances aggregating $3.0 billion at a price of $38.2 million. The Company has extended to CWM a $10,000,000 line of credit bearing interest at prime and maturing in September 1995, under which no amount was outstanding at February 28, 1995.

  The Company maintains a plan (the "Financing Plan"), which was ratified and approved by the stockholders, to facilitate the exercise of stock options. See "Amendment of Stock Option Financing Plan." During the fiscal year ended February 28, 1995, Mr. Loeb's loan under the Financing Plan was reduced from $404,856 to $303,642, which amount was outstanding at February 28, 1995 and bears an annual interest rate of 3.25%. Mr. Garcia has four loans under the Financing Plan, with interest rates ranging from 3.25% to 5.5%. Mr. Garcia's highest aggregate indebtedness to the Company during fiscal 1995 was $90,465, which indebtedness had been reduced to $68,717 at February 28, 1995. In connection with a stock option exercise in fiscal 1995, Mr. Donato obtained a loan of $78,000, which amount was outstanding on February 28, 1995 and bears interest at an annual rate of 6.87%.

  Mr. Heller is a partner in the law firm of Fried, Frank, Harris, Shriver & Jacobson. This firm performed services for the Company in fiscal 1995, and the Company intends to retain the services of this firm in fiscal 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed of Messrs. Snyder, Donato and Enis, who are non-employee directors of the Company. The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for annual bonus based on the Company's overall performance and the employee's individual performance and (3) stock options to provide long-term incentives for performance and to align executive officer and shareholder interests. There is no fixed ratio of total compensation to be represented by salary, bonus or stock options.

  Cash Compensation

  The Compensation Committee met with Mr. Mozilo to review recommendations regarding the base salary and bonus levels for the most highly compensated executive officers, excluding Messrs. Loeb and Mozilo whose compensation is fixed by the terms of their respective employment contracts. See "Executive

Compensation--Employment Agreements." The decisions of the Compensation Committee with respect to the base salaries for such executive officers are subjective and were made after consideration of the performance of the executive in his or her particular area of responsibility, the executive's contribution to the Company's overall management team, publicly available information as to salaries paid by the Company's competitors for comparable positions, and an assessment of the future contributions the executive should be able to make to the Company.

  With respect to bonuses, the Compensation Committee established a performance-based program tied to earnings per share. Each of the most highly compensated executives was assigned a dollar amount as a bonus base and a percentage of that amount that the executive would receive if the Company achieved the targeted earnings per share in fiscal 1995. The bonus base can increase if the earnings per share exceed the target, and it can decrease at a faster rate if the targeted earnings per share are not achieved. Earnings per share were less than the target in fiscal 1995. However, the Compensation Committee determined that discretionary bonuses should be granted based on the performance of the executives in light of the difficult market conditions that prevailed in fiscal 1995.

  Stock Options

  The Compensation Committee oversees the determination of the overall number of employee stock options to be granted each year and how those options are to be distributed among the employees, excluding Messrs. Loeb and Mozilo whose option grants are fixed by the terms of their employment contracts. See "Executive Compensation--Employment Agreements." In the fiscal year ended February 28, 1994, the Compensation Committee studied comparisons of the amount of stock options granted in relation to a company's issued and outstanding stock. As a result of this study, the Compensation Committee determined that it would be appropriate for stock options granted in any fiscal year to be in a range not to exceed 3% of the outstanding stock of the Company during that fiscal year. Options granted in fiscal 1995 equalled 2.15% of the outstanding stock of the Company during that fiscal year.

  Options were granted to executive officers, except Messrs. Loeb and Mozilo whose stock option grants are set by contract, in July 1994 based on the performance of the Company in fiscal 1994 compared to the performance in fiscal 1993. The number of shares subject to the options granted to each such executive officer increased by 28 percent over the prior year (adjusted for the 3 for 2 stock split in May 1994) consistent with the increase in fully diluted earnings per share from fiscal 1993 to fiscal 1994.

  Compensation of President and Executive Vice President

  The compensation of Messrs. Loeb and Mozilo during fiscal 1995 was determined by the terms of their employment agreements which were entered into during 1991 and amended during 1992. See "Executive Compensation--Employment Agreements." As provided by these agreements, both the stock option grants and the bonuses Messrs. Loeb and Mozilo received were determined by multiplying the prior year's stock option grant and bonus, respectively, by a performance ratio obtained by dividing the most recent fiscal year's earnings per share by the prior year's. The performance ratio with respect to the stock options granted April 5, 1994 was calculated by comparing earnings per share for fiscal years 1994 and 1993. The performance ratio for the bonuses paid with respect to fiscal year 1995 was calculated by comparing earnings per share for fiscal years 1995 and 1994. Because earnings per share increased in fiscal 1994 over fiscal 1993, the stock options granted on April 5, 1994 increased compared to the prior year. However, earnings per share decreased in fiscal 1995 compared to fiscal 1994 resulting in a decrease in the bonuses paid with respect to fiscal 1995.

  Deductibility of Compensation

  As part of the Omnibus Budget Reconciliation Act of 1993, a new provision was added to the Internal Revenue Code which limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless such compensation is based upon performance goals or paid pursuant to a written contract that was in effect on February 17, 1993. Because their employment agreements were entered into prior to this date, the compensation paid to Messrs. Loeb and Mozilo is not subject to this limit. The compensation of Mr. Kurland is subject to this limit, and to the extent his compensation arrangements result in an amount in excess of $1 million, the Compensation Committee intends to pay him according to the arrangements even if the amount paid is not fully deductible. The Compensation Committee is reviewing the Company's existing compensation arrangements to determine the deductibility of amounts paid and will consider changes to these arrangements or the adoption of new compensation policies that will enable the Company to continue to attract and retain high quality executives while optimizing the deductibility of amounts paid as compensation.


                                          The Compensation Committee

                                              Harley W. Snyder, Chairman
                                              Robert J. Donato
                                              Ben M. Enis

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                   AMONG COUNTRYWIDE CREDIT INDUSTRIES, INC
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             COUNTRYWIDE                    S&P
Measurement Period           CREDIT            S&P          FINANCIAL
(Fiscal Year Covered)        INDUSTRIES INC.   500 INDEX    INDEX
- ---------------------        ---------------   ---------    ----------
Measurement Pt-1990          $100.00           $100.00      $100.00
FYE 1991                     $177.62           $114.67      $101.66
FYE 1992                     $519.87           $133.00      $130.73
FYE 1993                     $746.11           $147.17      $166.74
FYE 1994                     $579.90           $159.44      $174.60
FYE 1995                     $578.58           $171.17      $189.75

  The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on February 28, 1990 in each of the Company, the S&P 500 Index and the S&P Financial Index.

                                  PROPOSAL TWO

                    AMENDMENT OF STOCK OPTION FINANCING PLAN

  The Compensation Committee of the Board of Directors has approved an amendment to the Company's Stock Option Financing Plan as Amended and Restated (the "Financing Plan") to change the down payment provision. This amendment is now being submitted to the stockholders for approval.

  The Financing Plan, which was previously ratified and approved by the stockholders, is maintained by the Company to facilitate the exercise of stock options. Under the Financing Plan, an employee or director who has been granted a stock option may borrow money from the Company to pay the exercise price of the stock. The loan is evidenced by a promissory note payable to the Company and is secured by the stock which is purchased with the proceeds of the loan. The term of the loan is determined by the Compensation Committee and is either four or ten years.

  Currently, the Financing Plan requires all directors to make a down payment equal to 20% of the exercise price of the stock or such greater amount required by regulations governing the amount the Company may loan secured by its stock. Employees who are not directors are not required to make any down payment.

  Regulation G issued by the Board of Governors of the Federal Reserve System governs the amount the Company may lend when the loan is used to buy the Company's stock pursuant to a stock option plan and the loan is secured by that stock. Under Regulation G, employees, including directors who are also employees, may borrow up to 100% of the market value of the stock. Outside directors may borrow up to 50% of the market value of the stock.

  The proposed amendment to the Financing Plan eliminates the 20% down payment requirement for directors and expressly incorporates the borrowing limitations imposed by Regulation G described above. The effect of this amendment is to eliminate the down payment requirement for Messrs. Loeb and Mozilo who are employees as well as directors of the Company. The amendment will result in Messrs. Loeb and Mozilo being treated the same with respect to the amount they may borrow under the Financing Plan as all other employees have always been treated. With respect to the outside directors, the amount of the down payment they will be required to make will depend on the difference between the exercise price of the stock option and the market price of the stock at the time of exercise. If the market price is at least twice the exercise price, they will not have to make any down payment, but if there is less difference between these two prices, a down payment will be required.

  The proposal to amend the Financing Plan requires the affirmative vote of a majority of the shares present or represented and entitled to vote on the matter at the meeting. The text of the amendments to the Financing Plan is set forth in Appendix A hereto.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                 PROPOSAL THREE

               RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board has selected the accounting firm of Grant Thornton LLP ("Grant Thornton") to audit the Company's financial statements for, and otherwise act as the Company's independent certified public accountants with respect to, the fiscal year ending February 29, 1996. Grant Thornton has continuously acted as independent certified public accountants for the Company in respect of its fiscal years commencing with the fiscal year ended February 28, 1974. In accordance with the Board's resolution, its selection of Grant Thornton for the current fiscal year is being presented to stockholders for ratification at the Meeting. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, at the Meeting will constitute such ratification. The Company has been advised that neither Grant Thornton nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

  A representative of Grant Thornton will be present at the Meeting. He will have an opportunity to make a statement, if he wishes to do so, and will be available to respond to appropriate questions.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                             SECTION 16 DISCLOSURE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to report their ownership of and transactions in the Company's Common Stock to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this proxy statement any failure of its directors and executive officers to file by the relevant due date any of these reports during the fiscal year ended February 28, 1995. Based solely on its review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied.

                          ANNUAL REPORT AND FORM 10-K

  The Annual Report to Shareholders, containing the consolidated financial statements of the Company for the fiscal year ended February 28, 1995, accompanies this proxy statement.

  STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1995, FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, COUNTRYWIDE CREDIT INDUSTRIES, INC., 155 NORTH LAKE AVENUE, POST OFFICE BOX 7137, PASADENA, CALIFORNIA 91109-7137. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K, AND EXHIBITS ARE AVAILABLE FROM THE COMPANY UPON THE PAYMENT TO THE COMPANY OF THE COSTS OF FURNISHING THEM.

                             STOCKHOLDER PROPOSALS

  Any proposal that a stockholder wishes to present for consideration at the 1996 Annual Meeting of Stockholders must be received by the Company no later than February 3, 1996 for inclusion in the 1996 Notice of Annual Meeting, Proxy Statement and Proxy. Proposals should be directed to the Secretary of the Company. Stockholders wishing to bring proposals before an annual meeting must also comply with Section 13 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder proposals and sets forth certain timing requirements with respect thereto.

                                 OTHER MATTERS

  The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          By Order of the Board of Directors

                                                  /s/ SANDOR E. SAMUELS

                                                    Sandor E. Samuels
                                                        Secretary

June 2, 1995

                                                                      APPENDIX A

           TEXT OF PROPOSED AMENDMENTS TO STOCK OPTION FINANCING PLAN

5.--TERMS OF FINANCING

  (a) Maximum Principal Amount. The maximum principal amount of any loan to a Recipient who is an employee of the Company at the time of such loan is 100% of the exercise price of the options to purchase Common Stock exercised with the proceeds of such loan. The maximum principal amount of any loan to a Recipient who is a director who is not also an employee of the Company at the time of such loan is 50% of the market price at the time the loan is made of the Common Stock purchased with the proceeds of such loan. Notwithstanding the foregoing, the maximum principal amount may be adjusted to such greater or lesser percentage as may be permitted under applicable law at the time the loan is made.

7.--MISCELLANEOUS

  (e) Compliance with Law. The Financing Plan shall be administered in accordance with applicable law, including the applicable regulations of the Federal Reserve Board relating to margin securities (the "Margin Regulations"). The Company shall make all filings required by the Margin Regulations or otherwise in connection with the Financing Plan.

- --------------------------------------------------------------------------------
 [_]
UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE LISTED MATTERS UNLESS SPECIFIED TO THE CONTRARY.

1. To elect to the Board of Directors for a term expiring at the 1998 Annual Meeting.

    FOR all nominees   WITHHOLD AUTHORITY to vote       *EXCEPTIONS
    listed below       for all nominees listed below.
    [_]                [_]                              [_]

Nominees: Robert J. Donato and Harley W. Snyder
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions_____________________________________________________________________

2.  To approve amendments to the Company's Stock Option Financing Plan.

    FOR [_]        AGAINST [_]        ABSTAIN [_]

3. To approve the selection of Grant Thornton as the Independent Accountants to audit the Company's financial statements for the fiscal year ending February 29, 1996.

    FOR [_]        AGAINST [_]        ABSTAIN [_]

I PLAN TO ATTEND THE MEETING [_]                        Change of Address or [_]
                                                        Comments Mark Here

                                       NOTE: Please date and sign exactly as the name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such.

                                       Dated: __________________________________

                                       _________________________________________
                                                       Signature

                                       _________________________________________
                                                       Signature

                                                   VOTES MUST BE INDICATED   [_]
                                                   (X) IN BLACK OR BLUE INK.

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                   P R O X Y

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 12, 1995

    The undersigned hereby appoints David S. Loeb and Angelo R. Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of Countrywide Credit Industries, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Pasadena Hilton, 150 South Los Robles, Pasadena, California on July 12, 1995 at 10:00 A.M. and any adjournment thereof.

    Receipt of copies of the Annual Report to Shareholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated June 2, 1995 is hereby acknowledged.

                                    (Continued and to be signed on reverse side)

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.
                      P.O. BOX 11148
                      NEW YORK, N.Y. 10203-0148

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